Filed Pursuant to Rule 433

Registration No. 333-269690

FINAL TERM SHEET

Philip Morris International Inc.

Dated June 3, 2025

2.750% Notes due 2029

3.250% Notes due 2032

Issuer:	Philip Morris International Inc.

Offering Format:	SEC Registered

Security:	2.750% Notes due 2029 (the “2029 Notes”) 3.250% Notes due 2032 (the “2032 Notes”)

Aggregate Principal Amount:	2029 Notes: €500,000,000 2032 Notes: €500,000,000

Maturity Date:	2029 Notes: June 6, 2029 2032 Notes: June 6, 2032

Coupon:	2029 Notes: 2.750% 2032 Notes: 3.250%

Interest Payment Dates:	2029 Notes: Annually on June 6, commencing June 6, 2026 2032 Notes: Annually on June 6, commencing June 6, 2026

Record Dates:	2029 Notes: May 22 2032 Notes: May 22

Price to Public:	2029 Notes: 99.482% of principal amount 2032 Notes: 99.079% of principal amount

Underwriting Discount:	2029 Notes: 0.175% of principal amount 2032 Notes: 0.225% of principal amount

Net Proceeds:	2029 Notes: €496,535,000 (after the underwriting discount and before expenses) 2032 Notes: €494,270,000 (after the underwriting discount and before expenses)

Benchmark Security:	2029 Notes: 0.250% due February 15, 2029 2032 Notes: 0.000% due February 15, 2032

Benchmark Security Yield:	2029 Notes: 1.897% 2032 Notes: 2.223%

Spread to Benchmark Security:	2029 Notes: +99.2 basis points 2032 Notes: +117.7 basis points

Re-Offer Yield:	2029 Notes: 2.889% 2032 Notes: 3.400%

Mid-Swap Yield:	2029 Notes: 2.089% 2032 Notes: 2.320%

Spread to Mid-Swap Yield:	2029 Notes: +80 basis points 2032 Notes: +108 basis points

Optional Redemption:

2029 Notes:

Prior to May 6, 2029: Make-whole redemption at Comparable Government Bond Rate plus 15 bps, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

On or after May 6, 2029: Redemption at par, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

2032 Notes:

Prior to March 6, 2032: Make-whole redemption at Comparable Government Bond Rate plus 20 bps, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

On or after March 6, 2032: Redemption at par, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

Settlement Date (T+3):	June 6, 2025*

Common Code / CUSIP/ ISIN:	2029 Notes:	Common Code: 308781259 CUSIP Number: 718172 DV8 ISIN Number: XS3087812593
	2032 Notes:	Common Code: 308781283 CUSIP Number: 718172 DW6 ISIN Number: XS3087812833

Listing:	Application will be made to list the Notes on the New York Stock Exchange

Joint Book-Running Managers:	Barclays Bank PLC Goldman Sachs International HSBC Continental Europe

Allocations:	2029 Notes	2032 Notes
Barclays Bank PLC	166,667,000	166,667,000
Goldman Sachs International	166,667,000	166,666,000
HSBC Continental Europe	166,666,000	166,667,000
Total	€500,000,000	€500,000,000

* Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the delivery date will be required, by virtue of the fact that the Notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.

MiFID II and UK MiFIR professionals/ Eligible Counterparties-only/No PRIIPs or UK PRIIPs KID – Manufacturer target market (MiFID II and UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs or UK PRIIPs key information document (KID) has been prepared as the Notes are not available to retail investors in the European Economic Area or the United Kingdom.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC at 1-888-603-5847, Goldman Sachs International at 1-866-471-2526 or HSBC Continental Europe at 1-866-811-8049.